Exhibit 10.35

LOAN AGREEMENT

     THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of October 1, 2003, by and between ACCERIS COMMUNICATIONS INC., formerly known as I-Link Incorporated, a Florida corporation (the “Borrower”), and COUNSEL CORPORATION (US), a Delaware corporation (the “Lender”).

RECITALS

     WHEREAS, WorldxChange Corp., a Delaware corporation (“WorldxChange”), Lender and I-Link entered into a Loan and Security Agreement dated June 4, 2001, as heretofore amended (the “2001 Loan Agreement”); and

     WHEREAS, pursuant to an Assignment and Assumption Agreement dated as of October 1, 2003, between Lender and Borrower, Lender assigned to Borrower the total principal plus accrued interest of the indebtedness represented by and subject to the 2001 Loan Agreement and the Promissory Note of even date issued by WorldxChange in the principal amount of Nine Million Seven Hundred Forty-Three Thousand Four Hundred Seventy-Nine and 16/100ths Dollars ($9,743,479.16) (the “Assigned Debt”); and

     WHEREAS, Borrower and WorldxChange entered into that Stock Subscription and Purchase Agreement dated as of October 1, 2003 (the “Subscription Agreement”) pursuant to which Borrower contributed the Assigned Debt to WorldxChange in partial consideration for the issuance by WorldxChange of 221 shares of WorldxChange common stock; and

     WHEREAS, Borrower issued its Secured Promissory Note as of October 1, 2003, in the principal amount of Nine Million Seven Hundred Forty-Three Thousand Four Hundred Seventy-Nine and 16/l00ths Dollars ($9,743,479.16) to Lender, which indebtedness is subject to the terms and conditions of this Loan Agreement; and

     WHEREAS, the repayment of the indebtedness represented by the Secured Promissory Note, (as the same may be amended, modified, extended or restated, the “Secured Promissory Note”) is secured pursuant to that Stock Pledge Agreement (as the same may be amended, modified, extended or restated, the “Stock Pledge Agreement”) between the Lender and the Borrower pursuant to which the Borrower granted to Lender a security interest in the Collateral described therein including all of the shares of common stock of WorldxChange issuable or issued to Borrower. Hereinafter this Agreement, the Secured Promissory Note and the Stock Pledge Agreement are sometimes referred to collectively as the “Loan Documents”.

AGREEMENTS

     IN CONSIDERATION of the mutual promises and agreements herein contained, Lender and Borrower agree as follows:

ARTICLE ONE
AMOUNT AND TERMS OF THE LOAN

     Section 1.1 The Loan. Lender agrees, upon the terms and conditions hereinafter set forth, to make a loan to Borrower in an aggregate principal amount of Nine Million Seven Hundred Forty Three Thousand Four Hundred Seventy Nine and 16/100ths Dollars ($9,743,479.16) (the “Loan”).

     Section 1.2 The Secured Promissory Note. The Loan shall be evidenced by and subject to the terms of a Secured Promissory Note, dated as of October 1, 2003, substantially in the form set forth as Exhibit 1.2 hereto (as amended, renewed, restated, increased, consolidated or substituted from time to time, (the “Secured Promissory Note”), payable to the order of Lender.

     Section 1.3 Interest. The Loan shall bear interest on the unpaid principal amount thereof at a rate per annum at all times equal to ten percent (10%). Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed during the period for which such interest is payable. Interest shall begin to accrue on the outstanding principal amount of the Loan as of October 1, 2003. Interest shall accrue and be compounded quarterly and shall result in a corresponding increase in the principal amount of the Loan. Upon the occurrence of any Default (as defined herein), the entire outstanding principal amount of the Loan and (to the extent permitted by law) unpaid interest thereon and all other amounts due hereunder shall bear interest, from the date of occurrence of such Default until the earlier of the date the Loan is paid in full and the date on which such Default is cured or waived in writing, at an interest rate equal of twelve percent (12%) per annum, which shall be payable upon demand. Lender may waive in writing Borrower’s obligation to make one or more cash interest payments in which case interest shall continue to accrue.

     Section 1.4 Principal Repayment. The outstanding principal balance of the Loan plus any accrued and unpaid interest thereon, together with any and all other Liabilities (as such term is defined in the Stock Pledge Agreement (collectively, the “Secured Obligations”), shall be due and payable on June 30, 2005 (the “Maturity Date”).

     Section 1.5 Prepayments.

Section 1.5.1 Voluntary Prepayments. By written notice to Lender no later than 12:00 noon, New York time on the business day prior to such prepayment, Borrower may, at its option, prepay the Loan in whole at any time or in part from time to time without penalty or premium.

Section 1.5.2 Mandatory Prepayments. By written notice to Borrower from Lender, Borrower shall be required to make the following prepayments:

(i)	Receivable Lending or Debt Issuance. Borrower shall make a mandatory prepayment of the Loan in an amount equal to one hundred percent (100%) of the cash proceeds, net of any directly related reasonable fees and expenses incurred, from: (a) the initial purchase of Borrower’s accounts receivable pursuant to a third-party financing arrangement (“A/R Financing”); or (b) future debt issuance of Borrower to a third party unrelated to Lender. Such prepayment(s) shall be made concurrently with the funding of such transaction(s).

(ii)	Proceeds of Asset Sales. Borrower shall make a mandatory prepayment of the Loan in an amount equal to one hundred percent (100%) of the cash proceeds in excess of one million dollars ($1,000,000) of any sale(s) by Borrower to a third party unrelated to Lender of any of Borrower’s material assets, net of any reasonable costs directly incurred in connection with such sale(s) and any taxes payable in connection with such sale(s). Together with any prepayment required by this Section, Borrower shall deliver to Lender a certificate executed by Borrower’s chief financial officer setting forth the calculation of the net cash proceeds of such sale(s), including a calculation of the taxes payable in respect of such sale(s). Such prepayment(s) shall be made concurrently with the funding of such sale(s).

(iii)	If Borrower issues or sells any shares of its capital stock or other equity interests or securities convertible into or exercisable for any share of its capital stock or other equity interests, it shall, within five (5) days of such sale or issuance, make a mandatory prepayment of the Loan in an amount equal to fifty percent (50%) of the cash proceeds thereof, net of: (a) any reasonable costs directly incurred in connection with such sale or issuance; (b) proceeds used by Borrower to acquire businesses or business assets; and (c) proceeds used to fund any Lender approved expanded business plan, provided, however, that no such prepayment shall be required in connection with any such issuance or sale: (i) to a subsidiary of Borrower or Borrower’s parent or an affiliate thereof, including the Lender; (ii) in connection with any acquisition (including by way of merger or consolidation or share exchange) by Borrower of the stock or assets of another person or entity in a transaction pursuant to which the purchase price is paid in whole or in part by the delivery of capital stock of Borrower to the seller; or (iii) to officers, directors, employees or agents of Borrower or any of its subsidiaries pursuant to stock option or other benefit or incentive plans.

     Section 1.6 Application of Prepayments. All voluntary and mandatory prepayments of the Loan shall be applied first to accrued interest and then to the principal outstanding under the Loan.

     Section 1.7 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Secured Promissory Note shall be due on a Saturday, Sunday or public holiday, such payment may be made on the next succeeding business day, and such extension of time in such case shall be included in the computation of interest hereunder and under the Secured Promissory Note.

     Section 1.8 Taxes. All sums payable by Borrower hereunder or under the Secured Promissory Note, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free of any deductions or withholdings for any and all present and future taxes, levies, imposts, stamps, duties, fees, assessments, deductions, withholdings, and other governmental charges and all liabilities with respect thereto. If Borrower is prohibited by law from making payments hereunder or under the Secured Promissory Note free of such deductions or withholdings, then Borrower shall pay such additional amount as may be necessary in order that the actual amount received by Lender after such deduction or withholding shall equal the full amount stated to be payable hereunder or under the Secured Promissory Note.

ARTICLE TWO
CLOSING

     Section 2.1 Closing. The full disbursement of the Loan and the other transactions contemplated hereby shall take place as of October 1, 2003.

ARTICLE THREE
SECURITY

     Section 3.1 Sale or Removal of Collateral Prohibited. Except as provided in the Stock Pledge Agreement, the Borrower shall not sell, lease, encumber, pledge, mortgage, assign, grant a security interest in, or otherwise transfer the Collateral (as the term “Collateral” is defined in the Stock Pledge Agreement).

     Section 3.2 Perfection of Security Interest. From the date hereof, Borrower agrees to execute and file financing statements, and do whatever may be necessary under the applicable Uniform Commercial Code in the state where the Collateral is located, to perfect and continue the Lender’s interest in the Collateral, all at the Borrower’s expense.

     Section 3.3 Taxes and Assessments. The Borrower will pay or cause to be paid promptly when due all taxes and assessments on the Borrower’s assets or the Collateral, this Agreement and the Secured Promissory Note. The Borrower may, however, withhold payment of any tax, assessment or claim if a good faith dispute exists as to the obligation to pay.

     Section 3.4 Protection of Lender’s Security. If the Borrower fails to perform any of its respective covenants and agreements contained or incorporated in this Agreement, or if any action or proceeding is commenced which affects the Collateral or title thereto or the interest of the Lender therein, including, but not limited to insolvency, or arrangements or proceedings involving a bankrupt or decedent, then the Lender, at the Lender’s option, may make such appearance, disburse such sums, and take such action as the Lender deems necessary, in its sole discretion, to protect the Lender’s interest, including but not limited to (i) disbursement of attorneys’ fees, (ii) entry upon the Borrower’s property to make repairs to the Borrower’s assets, and (iii) procurement of satisfactory insurance. Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of the Borrower secured by this Agreement. Unless the Borrower and the Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the rate stated in the Secured Promissory Note. Nothing contained in this Section shall require the Lender to incur any expense or take any action.

     Section 3.5 Borrower and Lien Not Released. From time to time, the Lender may, at the Lender’s option, without giving notice to or obtaining the consent of the Borrower, the Borrower’s successors or assigns or of any other lienholder, without liability on the Lender’s part, and notwithstanding the Borrower’s breach of any covenant or agreement of the Borrower in this Agreement, extend the time for payment of said indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of said indebtedness, accept a renewal note or notes therefor, modify the terms and the time of payment of said indebtedness, release from the lien of this Agreement any part of the Collateral, take or release other or additional security, reconvey any part of the Collateral, consent to the granting of any easement, join in any extension or subordination agreement, and agree in writing with the Borrower to modify the rate of interest or period of amortization of the Secured Promissory Note or change the amount of any installments payable thereunder. Any actions taken by the Lender pursuant to the terms of this Section shall not affect the obligation of the Borrower or the Borrower’s successors or assigns to pay the sums secured by this Agreement and to observe the covenants of the Borrower contained herein, shall not affect the guaranty of any person, corporation, partnership, or other entity for payment of the indebtedness secured hereby, and shall not affect the lien or priority of lien hereof on the Collateral. The Borrower shall pay the Lender a reasonable service charge, together with attorneys’ fees as may be incurred, at the Lender’s option for any such action if taken at the Borrower’s request.

     Section 3.6 Forbearance by Lender Not a Waiver. Any forbearance by the Lender in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Lender of payment of any sum secured by this Agreement after the due date of such payment shall not be a waiver of the Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes, rents or other liens or charges by the Lender shall not be a waiver of the Lender’s right to accelerate the maturity of the indebtedness secured by this Agreement, nor shall the Lender’s receipt of any awards, proceeds or damages as provided in this Agreement operate to cure or waive the Borrower’s default in payment of sums secured by the Loan Documents.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES

     In order to induce Lender to enter into this Agreement and make the Loan, Borrower represents and warrants as follows:

     Section 4.1 Existence and Standing. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, is qualified to do business and in good standing under the laws of each other jurisdiction in which it conducts its business, and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Loan Documents.

     Section 4.2 Authorizations, Compliance with Laws. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party, and of each other document required to be executed and delivered by it pursuant to this Agreement or any other Loan Document, have been duly authorized by all necessary corporate action and do not and will not (i) violate (A) any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or (B) any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Borrower; or (ii) result in a breach of or constitute a default under any agreement or instrument to which Borrower is a party or by which any of its properties may be affected; or (iii) result in the creation of a lien, charge or encumbrance of any nature upon Borrower’s properties or assets other than as contemplated by the Loan Documents.

     Section 4.3 Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department or agency or any other person is or will be necessary for the valid execution, delivery and performance by Borrower of this Agreement, the Secured Promissory Note, the Stock Pledge Agreement or any other document required to be executed and delivered by Borrower pursuant to this Agreement.

     Section 4.4 Binding Obligations. This Agreement, the Secured Promissory Note, the Stock Pledge Agreement and all other documents required to be executed and delivered by Borrower pursuant to this Agreement have been executed and delivered by a duly authorized officer of Borrower and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

     Section 4.5 Compliance with Laws. The Borrower has complied and is in compliance in all material respects with all applicable federal, state and local laws. The Borrower has obtained all necessary licenses and permits required for the conduct of its business and operations or such licenses and permits have been applied for and are now being diligently pursued.

     Section 4.6 Taxes. Except as set forth on Schedule 4.6 attached hereto, the Borrower has filed all tax returns and reports (federal, state and local) required to be filed by it, and has paid all taxes shown thereon, including interest and penalties, and all assessments received by it (except to the extent that the same are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves have been set aside on the books of Borrower and its subsidiaries, as appropriate, in conformity with generally accepted accounting principles).

     Section 4.7 Title to Properties. The Borrower has title to all of its property and assets and valid and enforceable leasehold interests in the property which it holds under lease. The Borrower owns or possesses the valid right to use all the patents, patent applications, patent and know-how licenses, inventions, technology, permits, trademark registrations and applications, trademarks, service marks, trade names, copyrights, product designs, applications, formulae, processes, circulation, and other subscriber lists, industrial property rights and licenses and rights in respect of the foregoing used in or necessary for the conduct of its business (collectively “proprietary rights”). Except as set forth in Schedule 4.7, the Borrower is not aware of any existing or threatened infringement or misappropriation of (a) any such proprietary rights of others by Borrower or (b) any proprietary rights of Borrower by others.

ARTICLE FIVE
COVENANTS OF BORROWER

     Section 5.1 Covenants. So long as the Secured Promissory Note shall remain unpaid and this Agreement shall not have been terminated, Borrower hereby agrees, unless Lender shall otherwise consent in writing and except as otherwise provided in the Stock Pledge Agreement, to:

Section 5.1.1 Payment of Obligations. Pay punctually and discharge when due: (i) all indebtedness heretofore or hereafter incurred; (ii) all taxes, assessments and governmental charges or levies imposed upon it or its income or profits, or upon any properties belonging to it; and (iii) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might become a lien or charge upon the property of Borrower; provided that this covenant shall not require the payment of any of the matters set forth in (i), (ii) and (iii) above if the same shall be contested in good faith and by proper proceedings diligently pursued and as to which adequate reserves have been set aside on the books of Borrower in accordance with generally accepted accounting principles.

Section 5.1.2 Preservation of Existence. Preserve and maintain Borrower’s respective corporate existence, and all material rights, franchises, licenses and privileges used or useful in the operation of its business.

Section 5.1.3 Maintenance of Properties. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.1.4 Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

Section 5.1.5 Perfection of Liens. Do all things requested by Lender to preserve and perfect the security interests of Lender arising pursuant to this Agreement or any other agreement required hereunder.

Section 5.1.6 Governmental Approval. If counsel to Lender reasonably determines that the consent of the Federal Communications Commission or any other federal, state or local governmental or licensing authority is required in connection with the execution, delivery and performance of this Agreement, the Secured Promissory Note, the Stock Pledge Agreement or any other document delivered to Lender in connection herewith or therewith or as a result of any action which may be taken pursuant hereto or thereto, then Borrower, at its sole cost and expense, agrees to use its good faith reasonable efforts to secure such consent and to cooperate with Lender in any action commenced by Lender to secure such consent.

Section 5.17 Agreements. Comply with its obligations under the Loan Documents.

Section 5.18 Insurance. The Borrower shall have and maintain, or cause to be maintained, insurance at all times with respect to all Borrower’s assets except accounts receivable, against such risks as the Lender may reasonably require, in such form, for such periods, and written by such companies as may be satisfactory to the Lender. In the event of failure to provide insurance as herein provided, the Lender may, at the Lender’s option, provide such insurance at the Borrower’s expense.

ARTICLE SIX
ORDER OF PAYMENTS

     Section 6.1 Order of Payments. Any and all amounts actually received by the Lender in connection with the enforcement of this Agreement, including the proceeds of any collection, sale or other disposition of all or any part of the Collateral (collectively, the “Proceeds”), shall, promptly upon receipt by the Lender, be applied:

(i)	first, to the payment in full of the Loan, or in the event that such Proceeds are insufficient to pay in full the Loan, to the Lender in the following order of priority:

(A)	to all interest (including default interest) owing to the Lender on the Loan;

(B)	to principal amounts owing to the Lender on the Loan;

(C)	any other fees or expenses incurred hereunder; and

(ii)	second, to the Borrower or in the manner that a court of competent jurisdiction shall direct.

ARTICLE SEVEN
EVENTS OF DEFAULT AND REMEDIES

     Section 7.1 Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default (each an “Event of Default”):

Section 7.1.1 Borrower shall fail to pay all principal due under the Secured Promissory Note on or before the Maturity Date; or

Section 7.1.2 Borrower shall fail to pay any of the Secured Obligations (other than payment of principal due under the Secured Promissory Note on or before the

Maturity Date) pursuant to the terms of this Agreement and such failure is not remedied within five (5) days of Lender’s written notice to Borrower; or

Section 7.1.3 Any representation or warranty made by Borrower (or any of its officers) herein, in this Agreement or any other Loan Document or in any certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

Section 7.1.4 Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and any such failure remains unremedied for a period of thirty (30) days after receipt of written notice from Lender; or

Section 7.1.5 (i) Borrower shall file a petition commencing a voluntary case concerning it under any Chapter of Title 11 of the United States code entitled “Bankruptcy”; or (ii) Borrower shall apply for or consent to the appointment of any receiver, trustee, custodian or similar officer for it or for all or any substantial part of its property; or (iii) such receiver, trustee, custodian or similar officer shall be appointed without the application or consent of Borrower and such appointment shall continue undischarged for a period of forty five (45) days; or (iv) an involuntary case is commenced against Borrower under any Chapter of the aforementioned Title 11 and an order for relief under such Title 11 is entered or the petition commencing the case is controverted but is not dismissed within forty five (45) days after the commencement of the case; or (v) Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or (vi) any such proceeding shall be instituted against Borrower and shall remain undismissed for a period of forty five (45) days; or (vii) Borrower shall take any action for the purpose of effectuating any of the foregoing; or

Section 7.1.6 Any court, government, or government agency shall condemn, seize or otherwise appropriate or take custody or control of all or a substantial portion of the property or assets of Borrower; or

Section 7.1.7 Borrower defaults under any funded indebtedness, including but not limited to indebtedness evidenced by notes or capital leases, of Borrower other than the amounts loaned pursuant to this Agreement; or

Section 7.1.8 Any money judgment, writ or warrant of attachment, or similar process involving, either individually or in the aggregate, an amount in excess of $100,000, and in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage, shall be entered or filed against Borrower or its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

     Section 7.2 Acceleration. Upon an Event of Default, the Lender may give written notice to the Borrower of the occurrence of such Event of Default and Borrower shall have the shorter of (i) thirty (30) days or (ii) such remedy period as set forth in the applicable provisions of Sections 7.1.1 through 7.1.8 inclusive within which to cure such Event of Default. If the Event of Default is not cured within the thirty (30) day cure period, then, at the option of the Lender, Lender may declare the Borrower in default (a “Default”) and all sums due hereunder shall become immediately due and payable.

     Any written notification from Lender to Borrower hereunder shall be deemed to be written notification of an Event of Default, or Default, or rescission of Acceleration (as provided below), respectively, only if such notification, communication or other election shall (a) be clearly and distinctly identified as such a Notice of Event of Default, Notice of Default, or Notice of Rescission of Acceleration, respectively, and (b) be given by certified mail, return receipt requested or overnight delivery requiring acknowledgement of receipt, and any communication between the parties not so designated and delivered shall not be construed or deemed to be effective notice under this Agreement.

     Lender by notice thereof to Borrower may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived in writing.

ARTICLE EIGHT
MISCELLANEOUS PROVISIONS

     Section 8.1 Expenses. Borrower agrees to pay on demand all costs and expenses incurred by Lender directly in the enforcement of this Agreement, or any other Loan Document, and other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of any attorney to whom the Secured Promissory Note is referred for collection (whether or not litigation is commenced) or for representation out of court, in trial, on appeal or in proceedings under any bankruptcy or insolvency law or otherwise. In addition, Borrower shall pay any and all taxes and fees payable or determined to be payable in connection with the execution, delivery or recordation of any instruments and documents to be delivered hereunder.

     Section 8.2 No Waiver; Cumulative Remedies. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any such right, power or remedy hereunder operate as a waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 8.3 Amendments. No amendment, modification, termination or waiver of any provision of the Agreement or any other Loan Document, nor consent to any departure by Borrower, shall in any event be effective unless in writing, signed by Lender and then only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle it to any other or further notice or demand in similar or other circumstances except as expressly provided herein or in another Loan Document.

     Section 8.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered in person or by mailing a copy thereof by registered or certified U.S. mail, return receipt requested, to the applicable party at the addresses indicated below:

If to Borrower:	Acceris Communications Inc.
9775 Business Park Avenue
San Diego, CA 92131
Attn: Gary Clifford, CFO

If to Lender:	Counsel Corporation (US)
500 Atrium Drive, First Floor
Somerset, NJ 08873
Attn: Stephen Weintraub

or at such other address as may be designated by either party in a written notice to the other complying as to delivery with the terms of this Section. All such notices and other communications shall be effective when deposited in the mails.

     Section 8.5 Binding Effect. This Agreement shall become effective when executed and thereafter shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns, except that Borrower shall not have the right to assign any rights or obligations hereunder without the prior written consent of Lender. Lender shall be permitted to assign, without Borrower’s consent, all or any portion of Lender’s rights and interests hereunder and under each other document executed in connection with this Agreement.

     Section 8.6 Governing Law. This Agreement, the Secured Promissory Note, the Stock Pledge Agreement and related documents shall be governed by, and construed in accordance with, the laws of the State of New York with the exception of its conflicts of laws provisions; provided that the effect of any recordation shall be determined by the State thereof.

     Section 8.7 Severability of Provisions. Any provision of this Agreement, the Secured Promissory Note, or the Stock Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of any provisions in any other jurisdiction.

     Section 8.8 Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 8.9 Rights Affected by Extensions. The rights of Lender and its assigns shall not be impaired by any indulgence, release, renewal, extension or modification which Lender may grant with respect to the indebtedness or any part thereof, or with respect to the Collateral or with respect to any endorser, guarantor, or surety without notice or consent of Borrower or any endorser, guarantee or surety.

     Section 8.10 Survival of Representations and Warranties. All representations and warranties made in this Agreement and in any agreements, documents or certificates delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the Secured Promissory Note and the making of the Loan hereunder and continue in full force and effect, as of the respective dates as of which they were made, until all of the obligations of Borrower to Lender hereunder have been paid in full.

     Section 8.11 Further Assurances. From time to time, Borrower shall execute and deliver, or cause to be executed and delivered, to Lender such additional documents as Lender may reasonably require to carry out the purposes of this Agreement or any of the documents entered into in connection herewith, or to preserve and protect the rights of Lender hereunder or thereunder.

     Section 8.12 Indemnification. Borrower hereby indemnifies and holds harmless Lender and its partners, directors, officers, shareholders, employees, agents, counsel, subsidiaries and affiliates (the “Indemnified Persons”) from and against any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses of disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnified Person in any way relating to or arising out of this Agreement, the other Loan Documents, the documents entered into in connection herewith or therewith, or any of them or any of the transactions contemplated hereby or thereby, the making of the Loan, the use of the proceeds of the Loan or the ownership or operation of the business or assets of Borrower or any of its subsidiaries; provided, however, that Borrower shall not be liable to any Indemnified Person, if there is a judicial determination that such losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the negligence or willful misconduct of such Indemnified Person.

JURY TRIAL WAIVER. EACH OF LENDER AND BORROWER HEREBY AGREE TO WAIVE ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, REPLACEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN.

     Section 8.13 Maximum Interest. Lender and Borrower intend that this Agreement and the other Loan Documents conform to all applicable usury laws. Accordingly, no provisions of the Loan Documents shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law (“Maximum Rate”), or obligate Borrower to pay any taxes, assessments, charges, insurance premiums or other amounts which are held to constitute interest to the extent that such payments, when added to the other obligations under the Loan Documents, would be held to constitute contracting for, or the payment by Borrower of, interest at a rate greater than the Maximum Rate. Lender and Borrower further agree that:

Section 8.13.1 if any excess of interest in such respect is herein or in any such other instrument provided for, or shall be adjudicated to be so provided for herein or in any such instrument, the provisions of this subsection shall govern, and neither Borrower nor its successors or assigns shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate;

Section 8.13.2 if at any time the amount of interest under any of the Loan Documents for a calendar year exceeds the Maximum Rate and the Maximum Rate at all times been in effect, the interest chargeable under any such Loan Document shall be limited to the amount of interest that could have been charged if the Maximum Rate had at all times been in effect, but any subsequent reductions in the interest due shall not reduce the rate of interest chargeable under any such Loan Document below the Maximum Rate until the total amount of interest accrued under any such Loan Document equals the amount of interest that would have accrued if the interest provided for in any such Loan Document had at all times been in effect and collectible;

Section 8.13.3 if the maturity of any Loan Document is accelerated for any reason, or in the event of any prepayment by Borrower, or in any other event, earned interest may never include more than the Maximum Rate, computed from the date of disbursement of the funds evidenced by such Loan Document until payment, and any interest otherwise payable under such Loan Document that is in excess of the Maximum Rate shall be canceled automatically as of such acceleration or such other event and (if theretofore paid) shall be credited against principal;

Section 8.13.4 if it should be held that any interest payable or chargeable under any Loan Document is in excess of the Maximum Rate, the interest payable or chargeable under such Loan Document shall be reduced to the maximum amount permitted by applicable federal or state law, whichever shall permit the higher lawful interest, as construed by courts having jurisdiction thereof; and

Section 8.13.5 the spreading, prorating and amortizing of interest over the Maturity Date of the Loan Documents shall be allowed to the fullest extent permitted by applicable law.

[See attached Signature Page]

Signature page
to Loan Agreement
dated as of October 1, 2003

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective duly authorized officers as of the 30TH day of January, 2004.

ACCERIS COMMUNICATIONS INC.

By:

Name:

Title:

COUNSEL CORPORATION (US)

By:

Name:

Title: